EXHIBIT 99.1

WTW Reports Fourth Quarter and Full Year 2022 Earnings

  Revenue1 increased 1% to $2.7 billion for the quarter and decreased 1% to $8.9 billion for the year
  Organic Revenue growth of 5% for the quarter and 4% for the year
  Diluted Earnings per Share2 were $5.40 for the quarter, down 72% over prior year, and $8.98 for the year3, down 73% over prior year
  Adjusted Diluted Earnings per Share were $6.33 for the quarter, up 12% over prior year, and $13.41 for the year, up 16% over prior year
  Operating Margin was 26.0% for the quarter, up 50 basis points over prior year, and 13.3% for the year3, down 1,120 basis points over prior year
  Adjusted Operating Margin was 32.4% for the quarter, up 20 basis points over prior year, and 20.9% for the year, up 100 basis points over prior year
  Full Year 2023 Guidance of mid-single digit Organic Revenue growth and continued Adjusted Operating Margin expansion

LONDON, Feb. 09, 2023 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the fourth quarter and year ended December 31, 2022.

“The fourth quarter was a solid finish to a strong year for WTW,” said Carl Hess, WTW’s chief executive officer. “For the fourth quarter, revenue and operating margins increased over prior year. In addition, for the full year, we delivered results that were in line with our expectations, including healthy organic revenue growth and adjusted operating margin expansion. These reflected the benefits of our hiring efforts, investments in technology, initiatives to simplify our company and the successful execution of our transformation efforts. In a complex operating environment, our focus, agility and resilience allowed us to deliver on our commitments, including a substantial return of capital to our shareholders. We enter 2023 with momentum and remain focused on executing on our Grow, Simplify and Transform strategic priorities, accelerating cash flow conversion and achieving our long-term goals.”

Consolidated Results

Fourth Quarter 2022, as reported, USD millions, except %

Key Metrics	Q4-22	Q4-21	Y/Y Change
Revenue[1]	$2,722	$2,706	Reported 1% | CC 4% | Organic 5%
Income from Operations	$708	$690	3%
Operating Margin %	26.0%	25.5%	50 bps
Adjusted Operating Income	$882	$871	1%
Adjusted Operating Margin %	32.4%	32.2%	20 bps
Net Income[2]	$593	$2,407	(75)%
Adjusted Net Income	$689	$710	(3)%
Diluted EPS[2]	$5.40	$19.19	(72)%
Adjusted Diluted EPS	$6.33	$5.67	12%

ˆ The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. This excludes reinsurance revenue which is reported in discontinued operations. The segment discussion is on an organic basis.
² Net Income and Diluted EPS for fourth quarter and full year 2021 included discontinued operations of $1.8 billion and $2.1 billion, respectively.

Revenue was $2.72 billion for the fourth quarter of 2022, an increase of 1% as compared to $2.71 billion for the same period in the prior year. Excluding a 4% foreign currency headwind, revenue increased 4%. On an organic basis, revenue increased 5%.

Net Income for the fourth quarter of 2022 was $593 million, down 75% compared to Net Income of $2.4 billion in the prior-year fourth quarter. Adjusted EBITDA for the fourth quarter was $1.0 billion, or 37.1% of revenue, down $14 million, or 1%, compared to Adjusted EBITDA of $1.0 billion, or 37.9% of revenue, in the prior-year fourth quarter. The U.S. GAAP tax rate for the fourth quarter was 17.7%, and the adjusted income tax rate for the fourth quarter used in calculating adjusted diluted earnings per share was 22.2%.

Full Year 2022, as reported, USD millions, except %

Key Metrics	FY-22	FY-21	Y/Y Change
Revenue[1]	$8,866	$8,998	Reported (1)% | CC 2% | Organic 4%
Income from Operations[3]	$1,178	$2,202	(47)%
Operating Margin %[3]	13.3%	24.5%	(1,120) bps
Adjusted Operating Income	$1,851	$1,791	3%
Adjusted Operating Margin %	20.9%	19.9%	100 bps
Net Income[2,3]	$1,024	$4,236	(76)%
Adjusted Net Income	$1,507	$1,495	1%
Diluted EPS[2,3]	$8.98	$32.78	(73)%
Adjusted Diluted EPS	$13.41	$11.60	16%

ˆ The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. This excludes reinsurance revenue which is reported in discontinued operations. The segment discussion is on an organic basis.
² Net Income and Diluted EPS for fourth quarter and full year 2021 included discontinued operations of $1.8 billion and $2.1 billion, respectively.
³ Income from Operations, Operating Margin, Net Income and Diluted EPS for 2021 included the $1 billion income receipt that was received as a result of the termination of the proposed Aon transaction.

Revenue was $8.87 billion for the year ended December 31, 2022, a decrease of 1% as compared to $9.0 billion for the prior year. Excluding a 4% foreign currency headwind, revenue increased 2%. On an organic basis, revenue increased 4%.

Net Income for the year ended December 31, 2022 was $1.0 billion, down 76% compared to Net Income of $4.2 billion in the prior year. Adjusted EBITDA for 2022 was $2.4 billion, or 26.9% of revenue, down $7 million, compared to Adjusted EBITDA of $2.4 billion, or 26.6% of revenue, in the prior year. The U.S. GAAP tax rate for 2022 was 15.4%, and the adjusted income tax rate for 2022 used in calculating adjusted diluted earnings per share was 20.9%.

Cash Flow and Capital Allocation

Cash flows from operating activities were $812 million for the year ended December 31, 2022, compared to $2.1 billion for the prior year. Free cash flow for the year ended December 31, 2022 and 2021 was $674 million and $1.9 billion, respectively. During the fourth quarter and year ended December 31, 2022, the Company repurchased approximately $440 million and $3.5 billion of WTW stock, respectively.

Quarterly Business Highlights

  Investments to expand our talent base continue to contribute to our performance as we see steady improvements and momentum in our client pipeline which we expect to become more meaningful going forward.
  Realized $49 million of incremental annualized Transformation Program savings in the fourth quarter, bringing the total to $149 million in cumulative savings since the program's inception and exceeding both the original $30 million target for 2022 as well as the most recent forecast of $110 million for 2022. Refer to the Supplemental Slides for additional detail.
  Continued to execute against our capital allocation strategy, repurchasing 1.9 million shares for $440 million during the quarter and 15.7 million shares for $3.5 billion for the year ended December 31, 2022.
  Launched the pilot phase of an innovative digital commercial insurance platform with insurers Liberty Specialty Markets and Markel. Using globally-recognized data standards, the platform has been designed to enable multiple insurers and brokers to trade complex specialty risks in real time, and to support the modernization of the insurance value chain.

Fourth Quarter 2022 Segment Highlights

Effective January 1, 2022, the Company realigned to provide its comprehensive offering of services and solutions to clients across two business segments: Health, Wealth & Career (‘HWC’) and Risk & Broking (‘R&B’) and three geographies: Europe, International and North America. Prior to January 1, 2022, WTW operated across four segments: Human Capital and Benefits; Corporate Risk and Broking; Investment, Risk and Reinsurance; and Benefits Delivery and Administration. Following the realignment, the two new segments consist of the following businesses:

  The HWC segment, which includes businesses previously aligned under the Human Capital and Benefits segment, the Benefits Delivery and Administration segment, and the Investment business, which was previously under the Investment, Risk and Reinsurance segment.
  The R&B segment, which includes businesses previously aligned under the Corporate Risk and Broking segment, as well as the Insurance Consulting and Technology business, which was previously under the Investment, Risk and Reinsurance segment.

Prior-year reconciliations for these new segments are available in an 8-K filed by the Company on March 14, 2022.

Health, Wealth & Career

As reported, USD millions, except %

Health, Wealth & Career	Q4-22	Q4-21	Y/Y Change
Total Revenue	$1,722	$1,688	Reported 2% | CC 5% | Organic 5%
Operating Income	$672	$645	4%
Operating Margin %	39.0%	38.2%	80 bps

The HWC segment had revenue of $1.72 billion in the fourth quarter, an increase of 2% (5% increase constant currency and organic) from $1.69 billion in the prior year. Organic growth was led by Benefits Delivery & Outsourcing, driven by Medicare Advantage sales. Our Wealth businesses generated organic revenue growth from increased project activity across all geographies, primarily related to financial market volatility, as well as higher levels of regulatory work in Great Britain. Our Career businesses grew revenue organically with increased reward-based advisory services and other project activity, as well as increased sales of our compensation benchmarking surveys. Year-over-year organic growth in our Health businesses was essentially flat, primarily due to headwinds from book-of-business settlement revenue in the comparable period. Excluding this activity, revenue grew organically in the Health businesses, primarily driven by the continued expansion of our client portfolio for benefits management appointments in Europe and International, as well as increased project activity in North America.

Operating margins in the HWC segment increased 80 basis points from the prior-year fourth quarter to 39.0%, primarily from higher operating leverage.

Risk & Broking

As reported, USD millions, except %

Risk & Broking	Q4-22	Q4-21	Y/Y Change
Total Revenue	$952	$968	Reported (2)% | CC 3% | Organic 5%
Operating Income	$269	$290	(7)%
Operating Margin %	28.3%	30.1%	(180) bps

The R&B segment had revenue of $952 million in the fourth quarter, a decrease of 2% (3% increase constant currency and 5% increase organic) from $968 million in the prior year. On an organic basis, Corporate Risk & Broking generated organic revenue growth across all geographies, primarily driven by our global lines of business, most notably in Construction and Aerospace. Corporate Risk & Broking’s organic revenue growth rate was pressured by headwinds from book-of-business settlement revenue in the comparable period. Insurance Consulting and Technology's organic revenue grew primarily due to favorable timing of software sales and increased advisory work.

Operating margins in the R&B segment decreased 180 basis points from the prior-year fourth quarter to 28.3%, primarily due to headwinds from book sales and investments in talent.

2023 Outlook

Based on current and anticipated market conditions, the Company's full-year targets for 2023 are as follows:

  Expect to deliver mid-single digit organic revenue growth
  Expect to deliver adjusted operating margin expansion for the full year 2023
  Expect to deliver approximately $100 million of incremental run-rate savings from the Transformation Program in 2023
  Expect approximately $112 million in non-cash pension income for the full year 2023
  Expect a foreign currency headwind on adjusted earnings per share of approximately $0.01 for the full year 2023 at today’s rates

Outlook includes Non-GAAP financial measures. We do not reconcile forward-looking Non-GAAP measures for reasons explained below.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the fourth quarter and full year 2022. It will be held on Thursday, February 9, 2023, beginning at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available on WTW’s website here. The conference call will include a question-and-answer session. To participate in the question-and-answer session, please register here. An online replay will be available at www.wtwco.com shortly after the call concludes.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

We believe that those measures are relevant and provide pertinent information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Income and loss from discontinued operations, net of tax – Adjustment to remove the after-tax income or loss from discontinued operations and the after-tax gain attributable to the divestiture of our Willis Re business.
  Restructuring costs and transaction and transformation, net – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation, net when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Impairment – Adjustment to remove the impairment related to the net assets of our Russian business that are held outside of our Russian entities.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Pension settlement and curtailment gains and losses – Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.
  Provisions for significant litigation – We will include provisions for litigation matters which we believe are not representative of our core business operations. These amounts are presented net of insurance and other recovery receivables.
  Tax effect of statutory rate changes – Relates to the incremental tax expense or benefit from significant statutory income tax rate changes enacted in material jurisdictions in which we operate.
  Tax effect of the Coronavirus Aid, Relief, and Economic Security (‘CARES’) Act – Relates to the incremental tax expense or benefit, primarily from the Base Erosion and Anti-Abuse Tax (‘BEAT’), generated from electing or changing elections of certain income tax provisions available under the CARES Act.
  Tax effect of internal reorganizations – Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these transaction-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and transformation, net and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for loss/(income) from discontinued operations, net of tax, provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to WTW adjusted for loss/(income) from discontinued operations, net of tax, amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of ordinary shares, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception:

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events, or developments that we expect or anticipate may occur in the future, including such things as our outlook, the impact of the global pandemic on our business, future capital expenditures, ongoing working capital efforts, future share repurchases, financial results (including our revenue, costs, or margins), the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions and dispositions, including the sale of Willis Re to Arthur J. Gallagher & Co. (‘Gallagher’), demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes, our ability to implement and realize anticipated benefits of any cost-savings initiatives including the multi-year operational Transformation program, and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use words such as ‘may,’ ‘will,’ ‘would,’ ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘plan,’ ‘continues,’ ‘seek,’ ‘target,’ ‘goal,’ ‘focus,’ ‘probably,’ or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize anticipated benefits of our growth strategy; the risks related to changes in general economic (including a possible recession), business and political conditions, including changes in the financial markets, inflation, increased interest rates and trade policies; the risks to our short-term and long-term financial goals from any of the risks or uncertainties set forth herein; the risks to our business, financial condition, results of operations, and long-term goals that may be materially adversely affected by any negative impact on the global economy and capital markets resulting from or relating to inflation, the military conflict between Russia and Ukraine or any other geopolitical tensions and the withdrawal from our high margin businesses in Russia and our ability to achieve cost-mitigation measures; our ability to successfully hedge against fluctuations in foreign currency rates; the risks relating to the adverse impacts of the ongoing COVID-19 pandemic, including supply chain, workforce availability, vaccination rates, new or emerging variants and further social-distancing orders in jurisdictions where we do business, on the demand for our products and services, our cash flows and our business operations; material interruptions to, loss of our information processing capabilities, or failure to effectively maintain and upgrade our information technology resources and systems and related risks of cybersecurity breaches or incidents; our ability to comply with complex and evolving regulations related to data privacy and cybersecurity; the risks relating to the transitional arrangements in effect subsequent to our now-completed sale of Willis Re to Gallagher; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the impact of Brexit; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the impact of the impending cessation of the London Interbank Offered Rate; our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party service providers and suppliers; risks relating to changes in our management structures and in senior leadership; the loss of key employees or a large number of employees and rehiring rates; our ability to maintain our corporate culture; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare and any legislative actions from the current U.S. Congress, and any other changes and developments in legal, economic, business or operational conditions impacting our Medicare benefits businesses such as TRANZACT; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities and related changes in pension income, including as a result of, related to, or derived from movements in the interest rate environment, investment returns, inflation, or changes in other assumptions that are used to estimate our benefit obligations; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including our effective tax rate; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; risks relating to or arising from environmental, social and governance (‘ESG’) practices; fluctuation in revenue against our relatively fixed or higher than expected expenses; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries. The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS

Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2022	2021	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career	$1,722	$1,688	2%	(3)%	5%	0%	5%
Risk & Broking	952	968	(2)%	(5)%	3%	(2)%	5%
Segment Revenue	2,674	2,656	1%	(4)%	4%	(1)%	5%
Divested businesses and other	48	50
Revenue	$2,722	$2,706	1%	(4)%	4%	(1)%	5%

				Components of Revenue Change(i)
				Less:		Less:
	Years Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2022	2021	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career	$5,287	$5,268	0%	(3)%	4%	0%	3%
Risk & Broking	3,460	3,564	(3)%	(5)%	2%	(2)%	3%
Segment Revenue	8,747	8,832	(1)%	(4)%	3%	(1)%	3%
Divested businesses and other	119	166
Revenue	$8,866	$8,998	(1)%	(4)%	2%	(1)%	4%

(i) Components of revenue change may not add due to rounding.

SEGMENT OPERATING INCOME (i)

	Three Months Ended December 31,
	2022	2021

Health, Wealth & Career	$672	$645
Risk & Broking	269	290
Segment Operating Income	$941	$935

	Years Ended December 31,
	2022	2021

Health, Wealth & Career	$1,382	$1,346
Risk & Broking	734	835
Segment Operating Income	$2,116	$2,181

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended December 31,
	2022	2021
Health, Wealth & Career	39.0%	38.2%
Risk & Broking	28.3%	30.1%

	Years Ended December 31,
	2022	2021
Health, Wealth & Career	26.1%	25.6%
Risk & Broking	21.2%	23.4%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended December 31,
	2022	2021

Segment Operating Income	$941	$935
Divested businesses	—	25
Amortization	(73)	(84)
Restructuring costs	(28)	(26)
Transaction and transformation, net(ii)	(73)	(71)
Unallocated, net(iii)	(59)	(89)
Income from Operations	708	690
Interest expense	(54)	(50)
Other income, net	83	84
Income from continuing operations before income taxes	$737	$724

	Years Ended December 31,
	2022	2021

Segment Operating Income	$2,116	$2,181
Divested businesses	—	(24)
Impairment(i)	(81)	—
Amortization	(312)	(369)
Restructuring costs	(99)	(26)
Transaction and transformation, net(ii)	(181)	806
Unallocated, net(iii)	(265)	(366)
Income from Operations	1,178	2,202
Interest expense	(208)	(211)
Other income, net	288	701
Income from continuing operations before income taxes	$1,258	$2,692

(i) Represents the impairment related to the net assets of our Russian business that are held outside of our Russian entities.
(ii) In 2022, in addition to legal fees and other transaction costs, includes primarily consulting fees related to the Transformation program. In 2021, includes the $1 billion income receipt related to the termination of, and fees related to, our then-proposed Aon combination.
(iii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WTW
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,
	2022	2021

Net Income attributable to WTW	$588	$2,402
Adjusted for certain items:
Loss/(income) from discontinued operations, net of tax	13	(1,833)
Amortization	73	84
Restructuring costs	28	26
Transaction and transformation, net	73	71
(Gain)/loss on disposal of operations	(18)	1
Tax effect on certain items listed above(i)	(72)	(41)
Tax effect of internal reorganizations	4	—
Adjusted Net Income	$689	$710

Weighted-average ordinary shares, diluted	109	125

Diluted Earnings Per Share	$5.40	$19.19
Adjusted for certain items:(ii)
Loss/(income) from discontinued operations, net of tax	0.12	(14.64)
Amortization	0.67	0.67
Restructuring costs	0.26	0.21
Transaction and transformation, net	0.67	0.57
(Gain)/loss on disposal of operations	(0.17)	0.01
Tax effect on certain items listed above(i)	(0.66)	(0.33)
Tax effect of internal reorganizations	0.04	—
Adjusted Diluted Earnings Per Share(ii)	$6.33	$5.67

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

	Years Ended December 31,
	2022	2021

Net Income attributable to WTW	$1,009	$4,222
Adjusted for certain items:
Loss/(income) from discontinued operations, net of tax	40	(2,080)
Impairment	81	—
Amortization	312	369
Restructuring costs	99	26
Transaction and transformation, net	181	(806)
Gain on disposal of operations	(7)	(379)
Tax effect on certain items listed above(i)	(188)	103
Tax effect of statutory rate change	—	40
Tax effect of the CARES Act	(24)	—
Tax effect of internal reorganizations	4	—
Adjusted Net Income	$1,507	$1,495

Weighted-average ordinary shares, diluted	112	129

Diluted Earnings Per Share	$8.98	$32.78
Adjusted for certain items:(ii)
Loss/(income) from discontinued operations, net of tax	0.36	(16.15)
Impairment	0.72	—
Amortization	2.78	2.86
Restructuring costs	0.88	0.20
Transaction and transformation, net	1.61	(6.26)
Gain on disposal of operations	(0.06)	(2.94)
Tax effect on certain items listed above(i)	(1.67)	0.79
Tax effect of statutory rate change	—	0.31
Tax effect of the CARES Act	(0.21)	—
Tax effect of internal reorganizations	0.04	—
Adjusted Diluted Earnings Per Share(ii)	$13.41	$11.60

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended December 31,
	2022		2021

Net Income	$593	21.8%	$2,407	89.0%
Loss/(income) from discontinued operations, net of tax	13		(1,833)
Provision for income taxes	131		150
Interest expense	54		50
Depreciation	64		69
Amortization	73		84
Restructuring costs	28		26
Transaction and transformation, net	73		71
(Gain)/loss on disposal of operations	(18)		1
Adjusted EBITDA and Adjusted EBITDA Margin	$1,011	37.1%	$1,025	37.9%

	Years Ended December 31,
	2022		2021

Net Income	$1,024	11.5%	$4,236	47.1%
Loss/(income) from discontinued operations, net of tax	40		(2,080)
Provision for income taxes	194		536
Interest expense	208		211
Impairment	81		—
Depreciation	255		281
Amortization	312		369
Restructuring costs	99		26
Transaction and transformation, net	181		(806)
Gain on disposal of operations	(7)		(379)
Adjusted EBITDA and Adjusted EBITDA Margin	$2,387	26.9%	$2,394	26.6%

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,
	2022		2021

Income from operations	$708	26.0%	$690	25.5%
Adjusted for certain items:
Amortization	73		84
Restructuring costs	28		26
Transaction and transformation, net	73		71
Adjusted operating income	$882	32.4%	$871	32.2%

	Years Ended December 31,
	2022		2021

Income from operations	$1,178	13.3%	$2,202	24.5%
Adjusted for certain items:
Impairment	81		—
Amortization	312		369
Restructuring costs	99		26
Transaction and transformation, net	181		(806)
Adjusted operating income	$1,851	20.9%	$1,791	19.9%

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended December 31,
	2022	2021
Income from continuing operations before income taxes	$737	$724

Adjusted for certain items:
Amortization	73	84
Restructuring costs	28	26
Transaction and transformation, net	73	71
(Gain)/loss on disposal of operations	(18)	1
Adjusted income before taxes	$893	$906

Provision for income taxes	$131	$150
Tax effect on certain items listed above(i)	72	41
Tax effect of internal reorganizations	(4)	—
Adjusted income taxes	$199	$191

U.S. GAAP tax rate	17.7%	20.8%
Adjusted income tax rate	22.2%	21.1%

	Years Ended December 31,
	2022	2021
Income from continuing operations before income taxes	$1,258	$2,692

Adjusted for certain items:
Impairment	81	—
Amortization	312	369
Restructuring costs	99	26
Transaction and transformation, net	181	(806)
Gain on disposal of operations	(7)	(379)
Adjusted income before taxes	$1,924	$1,902

Provision for income taxes	$194	$536
Tax effect on certain items listed above(i)	188	(103)
Tax effect of statutory rate change	—	(40)
Tax effect of the CARES Act	24	—
Tax effect of internal reorganizations	(4)	—
Adjusted income taxes	$402	$393

GAAP tax rate	15.4%	19.9%
Adjusted tax rate	20.9%	20.7%

(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Years Ended December 31,
	2022	2021
Cash flows from operating activities	$812	$2,061
Less: Additions to fixed assets and software for internal use	(138)	(148)
Free Cash Flow	$674	$1,913

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue	$2,722	$2,706	$8,866	$8,998

Costs of providing services
Salaries and benefits	1,263	1,262	5,065	5,253
Other operating expenses	513	504	1,776	1,673
Depreciation	64	69	255	281
Amortization	73	84	312	369
Restructuring costs	28	26	99	26
Transaction and transformation, net	73	71	181	(806)
Total costs of providing services	2,014	2,016	7,688	6,796

Income from operations	708	690	1,178	2,202

Interest expense	(54)	(50)	(208)	(211)
Other income, net	83	84	288	701

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	737	724	1,258	2,692

Provision for income taxes	(131)	(150)	(194)	(536)

INCOME FROM CONTINUING OPERATIONS	606	574	1,064	2,156

(LOSS)/INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(13)	1,833	(40)	2,080

NET INCOME	593	2,407	1,024	4,236

Income attributable to non-controlling interests	(5)	(5)	(15)	(14)

NET INCOME ATTRIBUTABLE TO WTW	$588	$2,402	$1,009	$4,222

EARNINGS PER SHARE
Basic earnings per share
Income from continuing operations per share	$5.54	$4.56	$9.36	$16.68
(Loss)/income from discontinued operations per share	(0.12)	14.68	(0.36)	16.20
Basic earnings per share	$5.42	$19.23	$9.00	$32.88
Diluted earnings per share
Income from continuing operations per share	$5.52	$4.54	$9.34	$16.63
(Loss)/income from discontinued operations per share	(0.12)	14.64	(0.36)	16.15
Diluted earnings per share	$5.40	$19.19	$8.98	$32.78

Weighted-average ordinary shares, basic	108	125	112	128
Weighted-average ordinary shares, diluted	109	125	112	129

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$1,262	$4,486
Fiduciary assets	11,772	11,014
Accounts receivable, net	2,387	2,370
Prepaid and other current assets	414	612
Current assets held for sale	—	6
Total current assets	15,835	18,488
Fixed assets, net	718	851
Goodwill	10,173	10,183
Other intangible assets, net	2,273	2,555
Right-of-use assets	586	720
Pension benefits assets	827	971
Other non-current assets	1,357	1,202
Total non-current assets	15,934	16,482
TOTAL ASSETS	$31,769	$34,970
LIABILITIES AND EQUITY
Fiduciary liabilities	$11,772	$11,014
Deferred revenue and accrued expenses	1,915	1,926
Current debt	250	613
Current lease liabilities	126	150
Other current liabilities	716	1,015
Current liabilities held for sale	—	6
Total current liabilities	14,779	14,724
Long-term debt	4,471	3,974
Liability for pension benefits	480	757
Deferred tax liabilities	748	845
Provision for liabilities	357	375
Long-term lease liabilities	620	734
Other non-current liabilities	221	253
Total non-current liabilities	6,897	6,938
TOTAL LIABILITIES	21,676	21,662
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,876	10,804
Retained earnings	1,764	4,645
Accumulated other comprehensive loss, net of tax	(2,621)	(2,186)
Treasury shares, at cost, 17,519 shares in 2022 and 2021	(3)	(3)
Total WTW shareholders' equity	10,016	13,260
Non-controlling interests	77	48
Total Equity	10,093	13,308
TOTAL LIABILITIES AND EQUITY	$31,769	$34,970

(i) Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 106,756,364 (2022) and 122,055,815 (2021); Outstanding 106,756,364 (2022) and 122,055,815 (2021) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2022 and 2021.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Years Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$1,024	$4,236
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	255	281
Amortization	312	369
Impairment	81	—
Non-cash restructuring charges	71	—
Non-cash lease expense	120	160
Net periodic benefit of defined benefit pension plans	(153)	(168)
Provision for doubtful receivables from clients	13	19
(Benefit from)/provision for deferred income taxes	(50)	226
Share-based compensation	99	101
Net loss/(gain) on disposal of operations	59	(2,679)
Non-cash foreign exchange gain	(137)	(10)
Other, net	6	(25)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(188)	(134)
Other assets	(197)	(122)
Other liabilities	(495)	(175)
Provisions	(8)	(18)
Net cash from operating activities	812	2,061

CASH FLOWS (USED IN)/FROM INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(138)	(148)
Capitalized software costs	(66)	(53)
Acquisitions of operations, net of cash acquired	(81)	(47)
Net (payments)/proceeds from sale of operations	(59)	4,048
Cash and fiduciary funds transferred in sale of operations	(29)	(1,030)
Sale/(purchase) of investments	200	(200)
Net cash (used in)/from investing activities	(173)	2,570

CASH FLOWS USED IN FINANCING ACTIVITIES
Senior notes issued	750	—
Debt issuance costs	(5)	(4)
Repayments of debt	(585)	(1,008)
Repurchase of shares	(3,530)	(1,627)
Proceeds from issuance of shares	7	10
Net proceeds/(payments) from fiduciary funds held for clients	354	(40)
Payments of deferred and contingent consideration related to acquisitions	(22)	(19)
Cash paid for employee taxes on withholding shares	(34)	(16)
Dividends paid	(369)	(374)
Acquisitions of and dividends paid to non-controlling interests	(11)	(36)
Net cash used in financing activities	(3,445)	(3,114)

(DECREASE)/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH(i)	(2,806)	1,517
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(164)	(127)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD(i)	7,691	6,301
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD(i)	$4,721	$7,691

(i) The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosures of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Years Ended December 31,
	2022	2021
Supplemental disclosures of cash flow information:
Cash and cash equivalents	$1,262	$4,486
Fiduciary funds (included in fiduciary assets)	3,459	3,203
Cash and cash equivalents and fiduciary funds (included in current assets held for sale)	—	2
Total cash, cash equivalents and restricted cash	$4,721	$7,691

(Decrease)/increase in cash, cash equivalents and other restricted cash	$(3,177)	$2,425
Increase/(decrease) in fiduciary funds	371	(908)
Total	$(2,806)	$1,517